As filed with the Securities and Exchange Commission on May 30, 1997

                                      Registration Nos. 333-4544 and 333-4544-01
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

         CHATEAU COMMUNITIES, INC.                  CP LIMITED PARTNERSHIP
       (Exact name of registrant as              (Exact name of registrant as
         specified in its charter)                 specified in its charter)


                MARYLAND                                   MARYLAND
     (State or other jurisdiction of           (State or other jurisdiction of
      incorporation or organization)            incorporation or organization)


               38-3132038                                 38-3140664
  (I.R.S. Employer Identification No.)      (I.R.S. Employer Identification No.)

                            6430 South Quebec Street
                            Englewood, Colorado 80111
                                 (303) 741-3707
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                Gary P. McDaniel
                            6430 South Quebec Street
                            Englewood, Colorado 80111
                                 (303) 741-3707
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Jay L. Bernstein, Esq.
                                 Rogers & Wells
                                 200 Park Avenue
                            New York, New York 10166

          Approximate date of commencement of proposed sale to public:
           From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ---------------------------


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
 Title of Each Class of Securities to be Registered(1)(2)   Proposed Maximum Offering Price(3)   Amount of Registration Fee(4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock(5)..........................................
---------------------------------------------------------
Warrants(6)..............................................
---------------------------------------------------------
Preferred Stock(7).......................................             $200,000,000
---------------------------------------------------------
Depositary Shares Representing Preferred Stock(8)........
---------------------------------------------------------
Guarantees(9)............................................
---------------------------------------------------------
Debt Securities(10)......................................             $100,000,000
-----------------------------------------------------------------------------------------------------------------------------------
         Total...........................................             $300,000,000                       $90,910(11)
===================================================================================================================================

                                                        (Footnotes on next page)

      The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(Footnotes from previous page)

(1) The Common Stock, Warrants, Preferred Stock, Depositary Shares, Debt Securities and Guarantees (collectively, the "Offered Securities") registered hereunder may be sold separately, together or as units with other Offered Securities registered hereunder.

(2) Pursuant to this Registration Statement, Chateau Communities, Inc. may issue Common Stock, Warrants, Preferred Stock, Depositary Shares and Guarantees and CP Limited Partnership may issue Debt Securities.

(3) The aggregate maximum public offering price of (i) all Common Stock, Warrants, Preferred Stock, Depositary Shares and Guarantees issued by Chateau Communities, Inc. pursuant to this Registration Statement, including any of such securities issued upon exchange for or conversion into any other of such securities, will not exceed $200,000,000 and (ii) all Debt Securities issued by CP Limited Partnership pursuant to this Registration Statement will not exceed $100,000,000.

(4) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(5) Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices or issuable upon conversion of Preferred Stock or Depositary Shares of Chateau Communities, Inc. registered hereunder or upon exercise of the Warrants registered hereunder, as the case may be.

(6) Such indeterminate amount and number of Warrants, representing rights to purchase Common Stock registered hereunder.

(7) Such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices.

(8) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts, representing a fractional interest of a share of Preferred Stock.

(9) To the extent that any Debt Securities issued by CP Limited Partnership are not deemed to be investment grade, such Debt Securities will be fully and unconditionally guaranteed by, and will be accompanied by Guarantees of, Chateau Communities, Inc. None of the proceeds from such Debt Securities will be received by Chateau Communities, Inc. in connection with the issuance of the Guarantees.

(10) Such indeterminate amount of Debt Securities, as may from time to time be issued by CP Limited Partnership, which will either be non-convertible investment grade debt securities or other non-convertible debt securities that are fully and unconditionally guaranteed by Chateau Communities, Inc.

(11) Of the amount shown, $85,780 was paid with the initial filing of this Registration Statement. Transmitted prior to filing this Pre-Effective Amendment No. 1 is an additional $5,130.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              Subject to Completion
                    Preliminary Prospectus Dated May 30, 1997

PROSPECTUS

                                  $200,000,000
                            CHATEAU COMMUNITIES, INC.
                        Common Stock, Warrants, Preferred
                     Stock, Depositary Shares and Guarantees

                                  $100,000,000
                             CP LIMITED PARTNERSHIP
                                 Debt Securities

      Chateau Communities, Inc. (the "Company") may from time to time offer in one or more series (i) shares of its common stock, par value $.01 per share (the "Common Stock"); (ii) warrants to purchase Common Stock (the "Warrants"); or
(iii) shares or fractional shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts, with an aggregate public offering price of up to $200,000,000. CP Limited Partnership, a Maryland limited partnership and a majority-owned subsidiary of the Company (the "Operating Partnership"), may from time to time offer in one or more series unsecured non-convertible investment grade debt securities or other non-convertible debt securities which will be fully and unconditionally guaranteed by the Company (any such debt securities being referred to herein as "Debt Securities" and any such guarantees being referred to herein as "Guarantees"), with an aggregate public offering price of up to $100,000,000. The Common Stock, Warrants, Preferred Stock, Depositary Shares, Debt Securities and Guarantees (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

      The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any public offering price; (ii) in the case of Warrants, the duration, offering price, exercise price and detachability features; (iii) in the case of Preferred Stock, the specific title, any distribution, liquidation, redemption, conversion, voting and other rights and any initial public offering price; (iv) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (v) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Operating Partnership or the holder, any terms for sinking fund payments, rank, any conversion or exchange rights, any Guarantees, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

      The applicable Prospectus Supplement will also contain information, where applicable, about all material federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

      The Offered Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _________, 1997

      No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, agents or dealers. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or the Operating Partnership since the date hereof or the information contained or incorporated by reference herein is correct at any time subsequent to the date hereof.


                              AVAILABLE INFORMATION


      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith , files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 , and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048 . Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Company files its reports, proxy statements and other information with the Commission electronically. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York, 10005.

      The Company has filed with the Commission a registration statement (of which this Prospectus is a part) on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices listed below.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents filed by Chateau Communities, Inc. and CP Limited Partnership with the Commission pursuant to the Exchange Act are incorporated by reference herein and made a part hereof:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

2. The Operating Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

4. The Operating Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

5. The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A, filed pursuant to the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

6. The Company's Current Report on Form 8-K, dated May 30, 1997, filed with the Commission pursuant to the Exchange Act.

      All documents subsequently filed by the Company or the Operating Partnership pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the termination of the offering of all Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document.

      Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus .

      The Company and the Operating Partnership will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference into this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that this Prospectus incorporates). Written requests for the information described in this paragraph shall be directed to:
Chateau Communities, Inc., 6430 South Quebec Street, Englewood, Colorado 80111.

                    THE COMPANY AND THE OPERATING PARTNERSHIP


      The Company is a self-administered and self-managed equity real estate investment trust ("REIT") that was formed in 1993 to continue and expand the property operations and business objectives of ownership, management, leasing, expansion, development and acquisition of manufactured home communities previously conducted by Chateau Estates, a Michigan co-partnership ("Chateau"). On February 11, 1997, the Company completed a strategic merger of equals (the "Merger") with ROC Communities, Inc. ("ROC"), in which ROC merged with a special-purpose merger subsidiary of the Company. As a result of the Merger, the businesses of the Company and ROC were combined, and the Company is now the largest owner/manager of manufactured home communities in the United States, based both on the number of communities and the number of residential homesites owned. As of March 31, 1997, the Company owned and operated 128 manufactured home communities (the "Properties") located in 27 states, with an aggregate of 42,986 homesites. The Company's portfolio is geographically diversified, with significant concentrations in the southeastern and midwestern United States, as well as the Pacific Coast states, permitting economies of scale in property management operations. The Company's portfolio is also diversified by resident orientation, with approximately 28% of the residential homesites in communities which are adult-oriented and 72% of residential homesites in comunities which are family-oriented. At March 31, 1997, approximately 94.1% of the Company's homesites were occupied. In addition, the Company fee manages 6,953 residential homesites in 34 communities. Also at March 31, 1997, the Company owned undeveloped land adjacent to existing communities containing approximately 4,200 expansion sites which are zoned for manufactured housing.

      The Company conducts substantially all of its activities through the Operating Partnership in which as of March 31, 1997 it owned, directly and through ROC (the other general partner of the Operating Partnership), an approximate 90% general partner interest. As general partners of the Operating Partnership, the Company and ROC have unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Properties. The Company's Common Stock is listed on the NYSE under the Symbol "CPJ."

      The Company's and the Operating Partnership's executive and principal property management offices are located at 6430 South Quebec Street, Englewood, Colorado 80111 and their telephone number is (303) 741-3707. The Company and the Operating Partnership have regional property management offices in Clinton Township, Michigan; Indianapolis, Indiana; Tampa, Florida; and Atlanta, Georgia.


                                 USE OF PROCEEDS


      Except as otherwise provided in the applicable Prospectus Supplement, the Company intends to use the net proceeds from any sale of the Offered Securities for working capital and for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions, expansions and development of manufactured housing communities.


                       RATIO OF EARNINGS TO FIXED CHARGES


                                                               Year Ended December 31,
                                  Three months ended   ----------------------------------------
                                    March 31, 1997     1996     1995     1994     1993     1992
                                   ---------------     ----     ----     ----     ----     ----
Ratio of earnings
 to fixed charges...............        2.03           2.24     2.12     3.47     1.31     1.20
Ratio of funds from operations
 to fixed charges...............        3.25           3.11     2.99     4.66     1.82     1.65

      Ratio of earnings to fixed charges represents income before extraordinary item plus fixed charges to fixed charges (principally interest and amortization of deferred financing costs). Ratio of funds from operations to fixed charges represents funds from operations plus fixed charges to fixed charges. Funds from operations, as used in the above table and as defined by the National Association of Real Estate Investment Trusts, means net income excluding gains (or losses) from debt restructuring and sales of property plus depreciation and amortization. Manangement believes that funds from operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds from operations (i) does not represent cash flow from operations as defined by generally accepted accounting principles (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities and (iii) is not an alternative to cash flows as a measure of liquidity. Funds from operations does not represent cash generated from operating activities as defined by generally accepted accounting principles and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flows as a measure of liquidity, nor does it indicate that cash flows are sufficient to fund all cash needs. The ratios for 1993 include the ratio for certain predecessors of the Company and the Operating Partnership. The ratios for 1992 represent the ratios of the same predecessors. To date, the Company has not issued any Preferred Stock. Consequently, the ratios of earnings to combined fixed charges and preferred stock dividends would not be any different from the ratios of earnings to fixed charges shown above.


                         DESCRIPTION OF DEBT SECURITIES


      The following sets forth certain general term and provisions of the Indenture under which the Debt Securities are to be issued by the Operating Partnership. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

      The Debt Securities may be issued by the Operating Partnership, and will be either (i) non-convertible investment grade Debt Securities or (ii) non-convertible Debt Securities that are fully and unconditionally guaranteed by, and are accompanied by Guarantees of, the Company. The Debt Securities will be issued pursuant to indentures (each an "Indenture") between the Operating Partnership and a trustee named in the Indenture (the "Trustee"). The form of each Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time and is available for inspection as described above under "Available Information." Each Indenture will be dated as of a date on or prior to the issuance of the Debt Securities to which it relates. The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and the Debt Securities.


General


      The Debt Securities will be direct, unsecured obligations of the Operating Partnership. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Operating Partnership, the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership.

      Section 301 of the Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by the Company and ROC, as general partners of the Operating Partnership, or indentures supplemental to the Indenture. Prior to the issuance of Debt Securities of any series, any or all of the following, as applicable (each of which (except for the matters set forth in clauses (1), (2) and (13) below), if so provided, may be determined from time to time by the Operating Partnership with respect to unissued Debt Securities of or within the series when issued from time to time) and will be set forth in the Prospectus Supplement relating to the series of Debt
Securities:

      (1) the title of the Debt Securities of or within the series (which shall distinguish the Debt Securities of such series from all other series in Debt Securities);


      (2) any limit upon the aggregate principal amount of the Debt Securities of or within the series that may be authenticated and delivered under the Indenture;


      (3) the date or dates, or the method by which such date or dates will be determined, on which the principal of the Debt Securities of or within the series shall be payable and the amount of principal payable thereon;


      (4) the rate or rates at which the Debt Securities of or within the series shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which such interest will be payable and the Regular Record Date, if any, for the interest payable on any Debt Security on any Interest Payment Date, or the method by which such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;


      (5) the place or places, if any other than or in addition to the Borough of Manhattan, The City of New York or the City of Chicago, where the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on Debt Securities of or within the series may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of the Debt Securities of or within the series and the Indenture may be served;

      (6) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, and other terms and conditions upon which Debt Securities of or within the series may be redeemed in whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have the option;

      (7) the obligation, if any, of the Operating Partnership to redeem, repay or purchase Debt Securities of or within the series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, and other terms and conditions upon which Debt Securities of or within the series shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

      (8) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Debt Securities of or within the series shall be issuable;

      (9) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

      (10) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of or within the series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to
Section 502 of the Indenture or the method by which such portion shall be determined;

      (11) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Debt Securities of or within the series may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined;

      (12) provisions, if any, granting special rights to the Holder of Debt Securities of or within the series upon the occurrence of such events as may be specified;

      (13) any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership with respect to Debt Securities of or within the series;

      (14) whether any Debt Securities of or within the series are to be issuable initially in temporary global form and whether any Debt Securities of or within the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in
Section 305 of the Indenture, and, if Debt Securities of or within the series are to be issuable as a global Debt Security, the identity of the depositary for such series;

      (15) the date as of which any temporary global Debt Security representing Outstanding Securities of or within the series shall be dated if other than the date of original issuance of the first Debt Security of the series to be issued;

      (16) the Person to whom any interest on any Debt Security of the series shall be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in
Section 304 of the Indenture;

      (17) the applicability, if any, of Sections 1402 and/or 1403 of the Indenture to the Debt Securities of or within the series and any provisions in modification of, in addition to or in lieu of any of the provisions of Article Fourteen;

      (18) if the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;


      (19) if the Debt Securities of or within the series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered; and

      (20) any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).


      All Debt Securities of any one series shall be substantially identical, except, in the case of Debt Securities issued in global form, as to denomination and except as may otherwise be provided in or pursuant to such resolution of the Board of Directors, or in any indenture supplemental to the Indenture.

All Debt Securities of any one series need not be issued at the same time and unless otherwise provided, a series may be reopened, without the consent of the Holders, for issuances of additional Debt Securities of such series.

Consolidation, Merger, Sale, Lease Or Conveyance

      The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other Person, provided that in any such case, (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if any other than the Operating Partnership) shall be a Person organized and existing under the laws of the United States of America or a State thereof and such successor entity shall expressly assume the due and punctual payment of the principal of and any interest (including all Additional Amounts, if any) on all of the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Operating Partnership by supplemental indenture, satisfactory to the Trustee, executed and delivered to the Trustee by such Person and (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing and (iii) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

Certain Covenants

      Existence. Except as permitted under "Consolidation, Merger, Sale, Lease or Conveyance" the Operating Partnership will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership, and that the loss thereof is not disadvantageous in any material respect to the Holders (Section 1007).

      Maintenance of Properties. The Indenture will require the Operating Partnership to cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership shall not be prevented from selling or otherwise disposing of for value its Properties in the ordinary course of business (Section 1008).

      Insurance. The Operating Partnership will, and will cause each of its Subsidiaries to, keep all of their respective insurable Properties insured against loss or damage at least equal to their then fully insurable value with financially sound and reputable insurance companies (Section 1009).

      Payment of Taxes and Other Claims. The Operating Partnership, will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Operating Partnership or upon the income, profits or property of the Operating Partnership, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section
1010).

      Additional Covenants. Reference is made to the applicable Prospectus Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.


Events Of Default, Notice And Waiver

      Unless otherwise provided in the Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of the Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Note; (b) default in the payment of the principal of (or Make-Whole Amount, if any, on) any Note at its Maturity;
(c) default in the performance of any other covenant of the Operating Partnership contained in the Indenture, continued for 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership or any Subsidiary (or the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 10 days after written notice as provided in the Indenture; (e) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Operating Partnership or any Subsidiary in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; and
(f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or for all or substantially all of the property of any of them (Section 501).


      If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities may declare the principal amount of, any Make-Whole Amount, if any on, all of the Debt Securities to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the Holders) and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. At any time after such declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership has deposited with the Trustee all required payments of the principal of (and Make-Whole Amount, if any) and interest, on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or the Make-Whole Amount, if any) or interest, with respect to the Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default and its consequences, except a default (x) in the payment of the principal of (or the Make-Whole Amount, if any) or interest on any Debt Securities of such series or
(y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

      The Trustee is required to give notice to the Holders of the Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold such notice (except a default in the payment of the principal of (or the Make-Whole Amount, if any) or interest on any Debt Securities of any series or in the payment of any sinking fund installment with respect to Debt Securities of such series if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section
601).

      The Indenture provides that no Holders of the Debt Securities may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (or the Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

Modification of the Indenture

      Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Note affected thereby, (a) change the Stated Maturity of the principal of (or the Make-Whole Amount, if any), or any interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any Make-Whole Amount payable on redemption of, any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (or the Make-Whole Amount, if any) or interest on, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the Stated Maturity thereof; (e) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Note (Section 902).

      The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership with certain covenants in the Indenture (Section 1013).

Discharge, Defeasance and Covenant Defeasance

      Unless otherwise provided in the Prospectus Supplement, the Operating Partnership may discharge certain obligations to Holders of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

      The Indenture provides that, unless otherwise provided in the Prospectus Supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to the Debt Securities (except for the obligations to register the transfer or exchange of the Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust ("Defeasance") (Section 1402) or (b) to be released from its obligations with respect to the Debt Securities under provisions of the Indenture described under "Certain Covenants," and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event or Default with respect to the Debt Securities ("Covenant Defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership with the Trustee, in trust, of cash or Government Obligations (as deemed below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Debt Securities on the scheduled due dates therefor.

      Such a trust may only be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service (the "IRS") or a change in applicable United States Federal income tax laws occurring after the date of the Indenture (Section 1404).


      "Government Obligations" means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

      In the event the Operating Partnership effects covenant defeasance and the Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to provisions of the Indenture which as a result of such covenant defeasance would no longer be applicable to the Debt Securities, the cash and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

      The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.

                           DESCRIPTION OF COMMON STOCK

Stock - General


      The Company's Articles of Incorporation, as amended and supplemented (the "Charter") , provide that the Company may issue up to 92,000,000 shares of capital stock, currently consisting of 90,000,000 shares of Common Stock (par value $.01 per share) and 2,000,000 shares of Preferred Stock (par value $.01 per share), of which, at April 30, 1997, 25,175,114 shares of Common Stock were issued and outstanding. Up to 2,198,000 shares of Common Stock have been reserved for issuance under the Company's stock option and incentive plans. In addition, 2,756,057 shares of Common Stock are reserved for issuance upon the conversion of outstanding units of limited partnership interest ("OP Units") in the Operating Partnership. The Board of Directors has the authority to classify or reclassify any authorized but unissued shares of capital stock into one or more classes or series (including classes or series of preferred stock) and to establish the terms of such classes or series. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations. The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Charter and (ii) the Company's By-Laws (the "By-Laws"), which documents are exhibits to the Registration Statement of which this Prospectus is a part.


Common Stock


      The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or Depositary Shares or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and its By-laws. The Common Stock is listed on the NYSE under the symbol "CPJ." The transfer agent and registrar for the Common Stock is The Huntington National Bank.

      All shares of Common Stock offered hereby will, when issued, be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Charter regarding "Excess Stock" (as defined below), holders of shares of Common Stock will be entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays quarterly dividends to holders of Common Stock.

      Subject to the provisions of the Company's Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. In the election of directors, each outstanding shares of Common Stock entitles the holder to one vote for each director to be elected, but there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

      Holders of shares of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company.


      Subject to the provisions of the Company's Charter regarding Excess Stock, shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

      Pursuant to Maryland law, a corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Charter. The Company's Charter does not provide for a lesser percentage in such situations.


Restrictions on Transfer


      For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of the taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities ) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. (See "Federal Income Tax Considerations").

      Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides that, except as otherwise provided below, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7% (the "Ownership Limit") of the number or value of the issued and outstanding stock of the Company (or such greater percentage up to 9.8% as shall be determined by the Board of Directors). The Company's Board of Directors, upon receipt of a ruling from the IRS and upon such other conditions as the Board of Directors may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Directors of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of shares of Common Stock or Preferred Stock that would (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit, (ii) result in the shares of stock being owned by fewer than 100 persons, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

      The Company's Charter excludes certain predecessors of the Company (the "Chateau Contributing Parties") from the Ownership Limit. Each of John A. Boll and J. Peter Ministrelli (and certain persons related to each of them) is exempt from the Ownership Limit up to a maximum level of 14.1% and 10.0%, respectively.

      Any purported transfer of shares that would result in a person owning shares of capital stock in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Stock"), and shall be deemed to have been transferred to such person or persons (who are unaffiliated with the Company and the purported transferee), as designated from time to time by the Company, who shall serve as Trustee or Co Trustees, as the case may be, of a Trust for the exclusive benefit of one or more organizations described in Sections 170(b)(1)(A) and 170(c) of the Code, as Beneficiary of such Trust. While this Excess Stock is held in trust, any dividends or other distributions shall be paid to the Trustee and the Trustee shall be deemed to hold an irrevocable proxy to vote the shares. Subject to the Ownership Limit, the Excess Stock may be retransferred by the trustee to any person (if the Excess Stock would not be Excess Stock in the hands of such person). The Purported Beneficial Transferee shall receive the lesser of (i) the price per share which such Purported Beneficial Transferee paid for the Common Stock or Preferred Stock, as the case may be, in the purported Transfer that resulted in the Excess Stock or, if the Purported Beneficial Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), a price per share equal to the Market Price for the shares of the Excess Stock on the date of the purported Transfer that resulted in the Excess Stock, and (ii) the price per share received by the Trustee from the sale or other disposition of the shares of Excess Stock held by the Trust. Any proceeds in excess of the amount payable to the Purported Beneficial Transferee shall be payable to the Beneficiary.

      If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

      In addition, Excess Stock shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock to which such Excess Stock relates on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Transfer which resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Company does not receive a notice of such Transfer.

      All certificates representing shares of stock will bear a legend referring to the restrictions described above.

      All persons who own directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding shares of stock of the Company must give written notice of such ownership to the Company by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of Common Stock or Preferred Stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock or Preferred Stock (if issued and outstanding) might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                         DESCRIPTION OF PREFERRED STOCK

General


      Under the Charter, the Company currently has authority to issue 2,000,000 shares of Preferred Stock, none of which is outstanding as of the date of this Prospectus. In addition, under the Charter the Board of Directors has authority to classify or reclassify any authorized but unissued shares of any class of capital stock into classes or series of preferred stock. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law (the "MGCL") and the Charter to fix for each series, subject to the provisions of the Charter, the terms, preferences, conversion or other rights, voting powers, restrictions (including restrictions on transfers of shares), limitations as to distributions, qualifications and terms or conditions of redemption , and to file articles supplementary to the Charter (the "Articles Supplementary") reflecting such terms, preferences and other rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then-prevailing market price or might believe to be otherwise in their best interest.

      The Preferred Stock will, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable and will have no preemptive rights (except as may be granted by the Board of Directors at the time of issuance). The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series. The discussion of Excess Stock is also applicable to Preferred Stock.

Terms

      The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and the By-Laws and any Articles Supplementary designating terms of a series of Preferred Stock.

      Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for the specific terms thereof, including, where applicable, the following:

      1. The title of such Preferred Stock;


      2. The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

      3. The distribution rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

      4. Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which distributions on such Preferred Stock shall accumulate;


      5. The provision for sinking fund, if any, for such Preferred Stock;

      6. The provision for redemption, if applicable, of such Preferred Stock;

      7. Any listing of such Preferred Stock on any securities exchange;

      8. The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock, including the conversion price (or manner of calculation thereof);




      9. Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

      10. The relative ranking and preferences of such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

      11. Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

      12. Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

      13. Any voting rights of such Preferred Stock.


Rank


      Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to Common Stock (and Excess Stock arising from Common Stock) of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company;
(ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company.


Conversion Rights

      The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the share of Preferred

Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

Restrictions on Transfer


      The provisions contained in the Charter restricting certain transfers and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding capital stock will affect any shares of Preferred Stock that may from time to time be issued by the Company. See "Description of Common Stock--Restrictions on Transfer."


                        DESCRIPTION OF DEPOSITARY SHARES

General

      The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).


      The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.


Dividends and Other Distributions

      The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

      In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

      No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into Excess Stock or otherwise converted or exchanged.

Withdrawal of Stock

      Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted or converted into Excess Stock or otherwise), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption of Depositary Shares

      Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

      From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

Voting of the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

Liquidation Preference

      In the event of the liquidation, dissolution or winding up of the Company whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock as set forth in the applicable Prospectus Supplement.

Conversion of Preferred Stock

      The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. See "Description of Common Stock--Restrictions on Transfer." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or a series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Stock) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

      The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of any outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.


      The Deposit Agreement may be terminated by the Company upon not less than 30 days prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series or class of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.


Charges of a Preferred Stock Depositary

      The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

      The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and have a combined capital and surplus of at least $50,000,000.


Miscellaneous


      The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.


      Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

      In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.


Restrictions on Transfer

      The provisions contained in the Charter restricting certain transfers and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding capital stock will affect any Depositary Shares that may from time to time be issued by the Company. See "Description of Common Stock--Restrictions on Transfer."


                             DESCRIPTION OF WARRANTS


      The Company has no Warrants outstanding (other than options issued under the Company's stock option plans). The Company may issue Warrants for the purchase of Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

      The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Common Stock will be separately transferable; (7) the price at which each share of Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; and (11) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                        FEDERAL INCOME TAX CONSIDERATIONS


General

      The following summary of material federal income tax considerations relevant to the Company is based upon current law, and is not intended as tax advice. The following discussion is not exhaustive of all possible tax considerations, and does not give a detailed discussion of any state, local, or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of Offered Securities in light of his or her particular investment or tax circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. The tax treatment of a holder of any Offered Securities will also vary depending upon the terms of the specific securities acquired by such holder. Additional federal income tax considerations relevant to holders of the Offered Securities other than Common Stock may be provided in the applicable Prospectus Supplement relating thereto.


      The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

      EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company


      General. The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, commencing with its taxable year ended December 31, 1993. The Company believes that it was organized and has operated in a manner so as to qualify for taxation as a REIT under the applicable provisions of the Code, and the Company intends to continue to operate in such a manner. No assurance can be given, however, that the Company has operated in a manner so as to qualify or will operate in a manner so as to remain qualified as a REIT. Rogers & Wells, counsel to the Company ("Counsel"), has rendered an opinion that commencing with its taxable year ended December 31, 1993, the Company was organized in conformity with the requirements for qualification and taxation as a REIT, and the Company's proposed method of operation will enable it to continue to so qualify. It must be emphasized that Counsel's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, Counsel's opinion is based upon factual representations of the Company concerning its business and properties and the business and properties of the Operating Partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge the status of the Company as a REIT. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code, discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy such requirements. See "-Failure to Qualify."

      The following is a description of the material aspects of the federal income tax consequences to the Company and its stockholders of the treatment of the Company as a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

      In any year in which the Company qualifies as a REIT, it generally will not be subject to federal corporate income tax on that portion of its net income which is distributed currently to stockholders. However, the Company will be subject to federal income or excise tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains; (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any; (iii) if the Company has (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income; (iv) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability; (vi) if the Company should fail to distribute with respect to each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company (or the Company first qualified as a REIT), then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate (pursuant to Treasury Regulations issued by the IRS which have not yet been promulgated).

      Organizational Requirements. The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly (through the application of certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that has the calendar year as its taxable year. In addition, certain other tests, described below, regarding the nature of its income and assets must also be satisfied.

      The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

      As a result of the Merger, ROC became a subsidiary of Chateau, with the intent that both the Company and ROC would continue to qualify as REITs for the purposes of the Code. The Company and ROC believe that they have satisfied and will continue to satisfy the requirements set forth in (i) through (vii) above. In addition, both the Company and ROC's Charters include certain restrictions regarding transfer of the their shares. These restrictions are intended (among other things) to assist the Company and ROC in continuing to satisfy the share ownership requirements described in conditions (v) and (vi) above. See "Description of Common Stock--Restrictions on Transfer." Moreover, to evidence compliance with these requirements, a REIT must maintain records which disclose the actual ownership of its outstanding stock. In fulfilling its obligations to maintain records, both the Company and ROC have and will continue to demand written statements each year from the record holders of designated percentages of their stock disclosing the actual owners of such Shares. A list of those persons failing or refusing to comply with such demand is maintained as a part of the their respective records. A stockholder failing or refusing to comply with such written demands must submit with his tax return a similar statement disclosing the actual ownership of the shares of stock and certain other information.

      The Company may have one or more "qualified REIT subsidiaries." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of the REIT. Thus, the Company's "qualified REIT subsidiaries" will not be subject to federal corporate income taxation, although they may be subject to state or local taxation.

      In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of assets and gross income of the partnership shall retain the same character in the hands of the REIT. Thus, the Company and ROC's proportionate share of the assets, liabilities and items of income of the Operating Partnership, CCF, L.P. (the "Financing Partnership") and other partnerships in which the Operating Partnership holds an interest (the "Subtier Partnerships") should be treated as assets, liabilities and items of income of the Company and ROC, to the extent of their respective interest therein, for purposes of applying the requirements described herein. See "--Tax Aspects of the Company's Investments in Partnerships."

      Asset Tests. For the Company and ROC to maintain qualification as REITs, at the close of each quarter of its taxable year, each company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of such company's total assets must be represented by real estate assets (including
(i) real property, (ii) stock or debt instruments purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of such Company and held for not more than one year following the receipt of such proceeds, (iii) interests in mortgages on real property, and (iv) shares in other REITs), cash, cash items (including receivables) and government securities. Second, although the remaining 25% of each Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of such Company's total assets as to any one non-governmental issuer, or (ii) 10% of the outstanding voting securities of any one issuer.

       The Company believes that it and ROC has, and will continue to be able to comply with the asset tests. More than 75% of the assets of each of the Company and ROC are real estate assets. In addition, neither Company holds any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary or another qualified REIT, or securities of any one issuer exceeding 5% of the value of its gross assets. The securities of ROC held by the Company will not cause the Company to violate the asset tests as long as ROC qualifies as a REIT. If, however, ROC fails to qualify as a REIT for any reason, the Company would fail the asset tests because such securities will no longer qualify as real estate assets for purposes of the 75% asset test and the Company owns more than 10% of ROC's voting securities.

      After initially meeting the asset tests at the close of any quarter, neither the Company nor ROC will lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

      Income Tests. For the Company and ROC to maintain qualification as REITs, there are three separate percentage tests relating to the sources of each company's gross income which must be satisfied for each taxable year. First, at least 75% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gains from the sale or other disposition of real property, interests in real property and interests in mortgages on real property, other than gains from property held primarily for sale to customers in the ordinary course of the Company's trade or business; (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property; (vii) commitment fees received or accrued for entering into agreements to make loans secured by mortgages on real property or to purchase or lease real property; and (viii) qualified temporary investment income. Second, at least 95% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or other securities, or from any combination of the foregoing. Any payments made to the Company by a financial institution pursuant to a bona fide interest rate swap or cap agreement to hedge any variable rate indebtedness incurred or to be incurred to acquire or carry real property, or interests in real property, and any gain from the sale or other disposition of such agreement also will be included. Third, each company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property (including interests in real property and interests in mortgages on real property) held for less than four years (other than foreclosure property and property involuntarily or compulsorily converted), (ii) stock or securities held for less than one year, and (iii) property in a transaction which is a prohibited transaction.

      Rents received from a tenant will qualify as "rents from real property" in satisfying the 75% or the 95% gross income tests described above only if several conditions (related to the identity of the tenant, the computation of rent payable and the nature of the property leased) are met. Neither company anticipates receiving rents in excess of a de minimus amount that fail to meet these conditions. Finally, for rents received to qualify as rents from real property, a REIT generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated from whom the REIT derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the REIT are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code, which includes those services provided which are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant".

       The Company believes that it and ROC have, and will continue to satisfy the gross income tests discussed above. The Company receives a significant amount of dividends from ROC, which will be qualifying income for purposes of the 95% gross income test, and for the 75% gross income test so long as ROC qualifies as a REIT. In addition, the majority of both the Company and ROC's income will be derived from their interests in the Operating Partnership and Subtier Partnerships, which income will, for the most part, qualify as "rents from real property" for purposes of the 75% and 95% gross income tests.

      The Operating Partnership will provide certain services with respect to its properties and any newly acquired manufactured housing community properties. The Company believes, however, that the services which it provides are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services will not cause the rents received with respect to any properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. Further, the Company has obtained a private letter ruling from the IRS holding that certain services and amenities provided through the Operating Partnership will not cause its distributive share of rents paid by tenants to be excluded from the definition of rents from real property.

      The Operating Partnership will receive fees in exchange for the performance of certain management and administrative services relating to properties not owned by the Operating Partnership. Such management and administrative fees are not qualifying income for purposes of the 75% and 95% gross income tests. The Company and ROC's share of the aggregate amount of such fees and other non-qualifying income in any taxable year, however, should not cause either company to exceed the limits on non-qualifying income under the 75% or 95% gross income tests.

       If the Company or ROC fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if entitled to relief under certain provisions of the Code . It is not possible, however, to state whether in all circumstances the Company or ROC would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to certain excess net income.

      Annual Distribution Requirements. In order to qualify as REITs, both the Company and ROC are required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount which equals or exceeds
(A) the sum of (i) 95% of such company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that either company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income", as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if either company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

       Both the Company and ROC have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that either company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures . To avoid any problem with the 95% distribution requirement, the Company and ROC will closely monitor the relationship between their REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership to borrow funds) in order to satisfy the distribution requirement.

       Under certain circumstances, a REIT may be able to rectify a failure to meet the distribution requirements by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

      Failure to Qualify. If either the Company or ROC fails to qualify for taxation as a REIT in any taxable year and the special relief provisions do not apply, the Company (and ROC if it fails to qualify) will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify will not be deductible , nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company (and ROC if it fails to qualify) also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances either the Company or ROC would be entitled to such statutory relief.

Tax Aspects of the Company's Investment in Partnerships


      General. The Company and ROC hold direct and indirect interests in the Operating Partnership, the Financing Partnership and the Subtier Partnerships (together, the "Partnerships").

      The Company believes that each of the Partnerships are properly treated as partnerships for federal income tax purposes. If, however, either the Operating Partnership, the Financing Partnership and/or a Subtier Partnership was treated as an association taxable as a corporation, the Company would most likely fail to qualify as a REIT. See "Federal Income Tax Considerations--Taxation of the Company--Failure to Qualify". Furthermore, in such a situation, any Partnership treated as a corporation would be subject to corporate income taxes.

      Tax Allocations with Respect to the Properties. The Operating Partnership was originally formed by way of contribution of properties which had appreciated in value (the "Chateau Properties") at the date of contribution. In addition, ROC, contributed or caused to be contributed properties, which were also appreciated , to the Operating Partnership and Financing Partnership immediately after the Merger (the "ROC Properties"). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Company also inherited most or all of the existing Book-Tax Differences with respect to OP Units previously exchanged by unitholders. The partnership agreements of the Operating Partnership and the Financing Partnership require allocations of income, gain, loss and deduction with respect to contributed properties to be made in a manner consistent with the special rules in Section 704(c) of the Code and the Treasury Regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the ROC Properties and the Chateau Properties over the life of the Operating Partnership and the Financing Partnership. Under these rules, ROC and/or the Company and the initial contributors of the Chateau Properties who are OP unitholders are generally allocated lower amounts of depreciation deductions with respect to, and increased taxable gain on a sale of, the ROC or Chateau Properties, respectively. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed ROC Properties in the hands of the Operating Partnership and the Financing Partnership and the carryover basis of the contributed Chateau Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes that it would be allocated if such properties had a tax basis equal to their fair market value at the time of acquisition and (ii) to be allocated lower amounts of taxable loss in the event of the sale of such a property at a book loss less than the economic or book loss allocated to it as a result of such sale. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the Chateau and ROC Properties and the OP Units exchanged at their respective fair market values.

Taxation of Stockholders

      Taxation of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of its current and accumulated earnings and profits, such distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's Common Stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the Common Stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

      In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

          Backup Withholding. The Company will report to its domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Foreign Stockholders" below.

      Taxation of Tax-Exempt Stockholders. Distributions by the Company to a stockholder that is a tax-exempt entity generally should not constitute unrelated business taxable income ("UBTI") , provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business by such tax-exempt entity. In addition, under certain circumstances, qualified trusts that own more than 10% (by value) of the Company's shares may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if the Company is a "pension-held REIT." The restrictions on ownership in the Company's Charter should prevent the Company from being treated as a pension-held REIT.

      Taxation of Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

      In general, Non-U.S. Stockholders will be subject to regular United States federal income taxation with respect to their investment in shares of Common Stock in the same manner as a U.S. Stockholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. A Non-U.S. Stockholder that is a corporation and that receives income with respect to its investment in shares of Common Stock that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the United States federal income taxation of Non-U.S. Stockholders whose investment in shares of Common Stock is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in shares of Common Stock may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

      Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Distributions made by the Company in excess of its current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of the Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below.

       As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

      For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by the

Company as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

      Gain recognized by the Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by foreign persons. The Company believes that it is, and will continue to be a domestically controlled REIT and therefore, that the sale of its shares will not be subject to taxation under FIRPTA.

       If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.

      Notwithstanding the foregoing, gain from the sale or exchange of shares of Company stock not otherwise subject to FIRPTA and distributions made by the Company to Non-U.S. Stockholders that are designated as capital gain dividends (and are not attributable to the sale or other disposition of a United States real property interest) generally will not be taxable unless the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.


Other Tax Considerations


      Dividend Reinvestment Program. Stockholders participating in the Company's dividend reinvestment program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company generally. See "Federal Income Tax Considerations--Taxation of Stockholders." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

      State and Local Taxes. The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              PLAN OF DISTRIBUTION


      The Company may sell the Common Stock, Preferred Stock, Warrants, Depositary Shares and Guarantees, and the Operating Partnership may sell the Debt Securities, through underwriters or dealers, directly to one or more purchasers (including executive officers of the Company or other persons that may be deemed affiliates of the Company), through agents or through a combination of any such methods of sale.

       The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Further, the distribution of any Common Stock in one or more special offerings pursuant to a dividend reinvestment plan or other similar plan of the Company may be effected from time to time at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or the Operating Partnership or from purchasers of the Offered Securities, for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents . Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

      Unless otherwise specified in the applicable Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company or the Operating Partnership, as the case may be, may elect to list any series of Debt Securities, Warrants, Preferred Stock or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

       Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company or the Operating Partnership, as the case may be, against certain liabilities, including liabilities under the Securities Act.

       Underwriters, dealers and agents may engage in transactions with , or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

      In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                                  LEGAL MATTERS


      The legality of the Offered Securities will be passed upon for the Company by Rogers & Wells, New York, New York. Rogers & Wells will rely on Piper & Marbury L.L.P., Baltimore, Maryland, as to matters of Maryland law.


                                     EXPERTS


      The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given the authority of that firm as experts in accounting and auditing.

                                     PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.


      Registration Fee................................................ $ 90,910
      Printing or Copying Expenses............,.......................   50,000
      Legal Fees and Expenses.........................................  125,000
      Accounting Fees and Expenses....................................   25,000
      Blue Sky Fees and Expenses...............,......................   30,000
      Miscellaneous...................................................   10,000

      Total........................................................... $330,910


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


      The Company's Charter limits the liability of the Company's directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

      The Charter and By-Laws require (or permit, as the case may be) the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonest, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however,that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

      The partnership agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors and from the reimbursement of the Company to the extent it is required to provide indemnification of its directors to the extent provided in the partnership agreement. The partnership agreement also limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the extent provided.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Operating Partnership pursuant to the foregoing provisions or otherwise, the Operating Partnership has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.


Item 16. EXHIBITS


Exhibit No.       Description
-----------       -----------

1.1*        Form of Underwriting Agreement (for Debt Securities)

1.2*        Form of Underwriting Agreement (for Common Stock)

1.3*        Form of Underwriting Agreement (for Warrants)

1.4*        Form of Underwriting Agreement (for Preferred Stock)

3.1+        Articles of Amendment and Restatement of the Company (1993)

3.2*        Articles of Amendment of the Company (1995)

3.3+++      Articles of Amendment of the Company (1997)

3.4++++     Amended and Restated By-Laws of the Company

3.5*        Form of Articles Supplementary of the Company (for Preferred Stock)

3.6+++++ Amended and Restated Agreement of Limited Partnership of the Operating Partnership

4.1++       Form of Common Stock Certificates

4.2*        Form of Preferred Stock Certificate

4.3*        Form of Warrant Agreement

4.4*        Form of Deposit Agreement

4.5**       Form of Indenture of the Operating Partnership

5.1**       Opinion of Rogers & Wells

5.2**       Opinion of Piper & Marbury L.L.P.

8**         Opinion of Rogers & Wells Regarding Tax Matters


12          Statement of Computation of Ratio of Earnings to Fixed Charges


23.1        Consent of Rogers & Wells (included as part of Exhibit 5.1)

23.2        Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.2)

23.3*       Consent of Coopers & Lybrand L.L.P.

24          Power of Attorney (included on Page II-7)


25*         Statement of Eligibility of Trustee on Form T-1

----------


* To be filed by post-effective amendment to this Registration Statement or pursuant to a Form 8-K to be filed after effectiveness by the Company

**    To be filed pre-effective amendment to this Registration Statement


+ Incorporated by reference to the Exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995 filed with the Commission on August 10, 1995 (Commission File No. 1-12496)

++ Incorporated by reference to the Exhibits filed with the Company's Registration Statement on Form S-11 filed with the Securities and Exchange Commission on November 10, 1993 (Commission File No. 33-69150)


+++ Incorporated by reference to the Exhibits filed with the Company's Current Report on Form 8-K, filed with the Commission on May 30, 1997

++++ Incorporated by reference to the Exhibits filed with the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, filed with the Commission on May 15, 1997 (Commission File No. 1-12496)

+++++ Incorporated by reference to the Exhibits filed with the Company's Form
      S-4, filed with the Commission on December 24, 1996 (Commission File No. 333-18807)

Item 17. UNDERTAKINGS


      (a)   Each of the undersigned registrants hereby undertake:


            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


            (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

      (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for a filing on Form S-3 and have duly caused this Amendment No. 1 to the Registration Statement to be signed on their respective behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 30th day of May, 1997.

                                    CHATEAU COMMUNITIES, INC.


                                    By: /s/ Tamara D. Fischer
                                        ----------------------------
                                        Tamara D. Fischer
                                        Chief Financial Officer

                                    CP LIMITED PARTNERSHIP

                                    By: Chateau Communities, Inc. as
                                        general partner


                                    By: /s/ Tamara D. Fischer
                                        ----------------------------
                                        Tamara D. Fischer
                                        Executive Vice President and
                                        Chief Financial Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below, hereby constitutes and appoints Gary P. McDaniel, C.G. Kellogg and Tamara D. Fischer, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Amendment No. 1 to the Registration Statement and any or all further amendments, including pre-effective and post-effective amendments, thereto, and to file the same, with exhibits thereto and any and all other documents filed as part of or in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such matters, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:


Signature                     Title                               Date



/s/ John A. Boll              Chairman of the Board of           May 30, 1997
------------------------
John A. Boll


/s/ Gary P. McDaniel          Director and Chief Executive       May 30, 1997
------------------------      Officer (Principal Executive
Gary P. McDaniel              Officer)


/s/ C.G. Kellogg              Director and President             May 30, 1997
------------------------
C.G. Kellogg


/s/ Tamara D. Fischer         Chief Financial Officer            May 30, 1997
------------------------      (Principal Financial
Tamara D. Fischer             Accounting Officer)


/s/ Edward R. Allen           Director                           May 30, 1997
------------------------
Edward R. Allen


/s/ Gebran S. Anton, Jr.      Director                           May 30, 1997
------------------------
Gebran S. Anton, Jr.


/s/ James l. Clayton          Director                           May 30, 1997
------------------------
James L. Clayton


/s/ Steven G. Davis           Director                           May 30, 1997
------------------------
Steven G. Davis


/s/ James M. Hankins          Director                           May 30, 1997
------------------------
James M. Hankins


/s/ James M. Lane             Director                           May 30, 1997
------------------------
James M. Lane


/s/ Donald E. Miller          Director                           May 30, 1997
------------------------
Donald E. Miller

/s/ Rhonda G. Hogan           Director                           May 30, 1997
------------------------
Rhonda G. Hogan

                                  Exhibit Index


Exhibit  No.      Description
-------  ---      -----------

1.1*        Form of Underwriting Agreement (for Debt Securities)

1.2*        Form of Underwriting Agreement (for Common Stock)

1.3*        Form of Underwriting Agreement (for Warrants)

1.4*        Form of Underwriting Agreement (for Preferred Stock)

3.1+        Articles of Amendment and Restatement of the Company (1993)

3.2*        Articles of Amendment of the Company (1995)

3.3+++      Articles of Amendment of the Company (1997)

3.4++++     Amended and Restated By-Laws of the Company

3.5*        Form of Articles Supplementary of the Company (for Preferred Stock)

3.6+++++ Amended and Restated Agreement of Limited Partnership of the Operating Partnership

4.1++       Form of Common Stock Certificates

4.2*        Form of Preferred Stock Certificate

4.3*        Form of Warrant Agreement

4.4*        Form of Deposit Agreement

4.5**       Form of Indenture of the Operating Partnership

5.1**       Opinion of Rogers & Wells

5.2**       Opinion of Piper & Marbury L.L.P.

8**         Opinion of Rogers & Wells Regarding Tax Matters


12          Statement of Computation of Ratio of Earnings to Fixed Charges


23.1        Consent of  Rogers & Wells (included as part of Exhibit 5.1)

23.2        Consent of  Piper & Marbury L.L.P. (included as part of Exhibit 5.2)

23.3*       Consent of Coopers & Lybrand L.L.P.

24          Power of Attorney (included on Page II-7)

25*         Statement of Eligibility of Trustee on Form T-1

----------

* To be filed by post-effective amendment to this Registration Statement or pursuant to a Form 8-K to be filed after effectiveness by the Company

**    To be filed pre-effective amendment to this Registration Statement

+ Incorporated by reference to the Exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995 filed with the Commission on August 10, 1995 (Commission File No. 1-12496)

++ Incorporated by reference to the Exhibits filed with the Company's Registration Statement on Form S-11 filed with the Securities and Exchange Commission on November 10, 1993 (Commission File No. 33-69150)

+++ Incorporated by reference to the Exhibits filed with the Company's Current Report on Form 8-K, filed with the Commission on May 30, 1997

++++ Incorporated by reference to the Exhibits filed with the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, filed with the Commission on May 15, 1997 (Commission File No. 1-12496)

+++++ Incorporated by reference to the Exhibits filed with the Company's Form
      S-4, filed with the Commission on December 24, 1996 (Commission File No. 333-18807)